Exhibit 99.1

FOR IMMEDIATE RELEASE

XM Satellite Radio Holdings Inc. Announces Second Quarter 2007 Results

Second Quarter Ending Subscribers Exceed 8.25 Million; Revenue Increases 22 Percent and Net Loss Narrows 23 Percent; Largest Quarter Ever for Gross Automotive Subscriber Additions

WASHINGTON, DC — July 26 — XM Satellite Radio Holdings Inc. (NASDAQ: XMSR) today announced earnings for the three-month period ended June 30, 2007. Revenue for the 2007 second quarter increased 22 percent year over year to $277 million compared to $228 million in the 2006 second quarter. XM’s 2007 second quarter net loss narrowed to $176 million, representing a 23 percent improvement compared to the 2006 second quarter net loss of $229 million.

XM ended the 2007 second quarter with more than 8.25 million subscribers compared to 6.90 million subscribers in the prior year period.

“During the second quarter, XM’s revenue grew and losses narrowed. XM added more automotive gross subscriber additions than during any quarter in the company’s history,” said Hugh Panero, chief executive officer, XM Satellite Radio. “XM’s partners include the nation’s largest and fastest-growing automakers and XM is well positioned for this segment to provide sustained subscriber growth as production of XM-equipped vehicles ramps up for the 2008 model year and beyond.”

“The regulatory review process for our merger with Sirius Satellite Radio continues to move ahead. We look forward to continuing to work with the Federal Communications Commission and with the Department of Justice to further demonstrate that this merger is in the public interest and should be approved. We anticipate the merger will close in late 2007.”

Panero continued, “XM announced earlier this week that I will step down as chief executive officer in August after nearly a decade with the company. XM will be in great hands with Nate Davis as President and Interim CEO. Nate has been an outstanding addition to the senior management team and I am confident he will carry XM to the next level of success.”

For the second quarter of 2007, adjusted operating loss (formerly adjusted EBITDA) was $47 million compared to a loss of $46 million in the same period of 2006. The 2007 second quarter adjusted operating loss includes $4 million in expenses related to the company’s pending merger with Sirius Satellite Radio.

Net loss per share was 57 cents, including 12 cents per share related to a non-cash impairment charge to our investment in Canadian Satellite Radio.

The primary differences between net loss and adjusted operating loss are non-operating amounts and certain operating non-cash charges. For a full reconciliation of XM’s net loss to adjusted operating loss, see the attached financial schedules.

In the 2007 second quarter, XM recorded gross subscriber additions of 942 thousand and net subscriber additions of 338 thousand compared to 926 thousand gross additions and 398 thousand net subscriber additions in the 2006 second quarter.

In the 2007 second quarter, XM’s subscriber acquisition costs (SAC), a component of cost per gross addition (CPGA), was $75 compared to $67 in the second quarter of 2006. Second quarter 2007 SAC included $10 for inventory-related charges as well as a $10 increase as a result of continued OEM growth from increased production by our newer automotive partners. CPGA in the 2007 second quarter was $121 compared to $112 in the second quarter of 2006.

As of June 30, 2007, the company had $275 million in cash compared to $218 million at the end of December 31, 2006. As of June 30, 2007, the company had full availability of its $400 million credit facilities resulting in total available liquidity of $675 million.

Automotive and Retail

During the second quarter of 2007, the company achieved the following in its automotive and retail channels:

•	With automotive partnerships representing 60 percent of the U.S. automotive market, XM had its largest quarter ever in automotive gross additions with 618 thousand;

•	During the second quarter, the total number of vehicles produced with factory-installed XM surpassed 8 million, including 5.5 million General Motors vehicles;

•	XM and GM launched a satellite radio trial program for GM’s Certified pre-owned Cadillacs and HUMMERs, complementing programs that XM previously launched with Honda and Acura;

•

Hyundai added XM as standard equipment on its all-new Veracruz crossover and its upcoming premium sports sedan, joining the 2007 Azera, Elantra, Santa Fe and Sonata. During the second quarter, sales of the Hyundai Sonata ranked in the top five of XM factory-installed vehicle sales;

•	XM will be standard equipment on the upcoming Lexus LX 570 luxury utility vehicle and Lexus LS 600 h L hybrid sedan, joining the Lexus LS 460 L sedan;

•

XM and Infiniti announced they will offer 2008 Infiniti QX56 buyers three years of XM Radio and XM NavTraffic, which are featured prominently in Infiniti’s national advertising campaign. XM will be standard on all 2008 Infiniti models as XM becomes the exclusive satellite radio provider to Nissan and Infiniti with the 2008 models;

•

XM introduced new radios at retail, including the XpressR, the first satellite radio to offer a split screen to see what’s playing on six channels at once; the entry-level Xpress EZ; and the in-dash XM CommanderMT receiver for vehicles; and

•	The XM Radio Mobile service expanded to more than 30 handset models from AT&T and Alltel, including the BlackBerry Curve, the Samsung SGH-a717, and The Wafer by Samsung.

Programming

During the 2007 second quarter, the company made the following announcements:

•	XM launched its third season of Major League Baseball, broadcasting every game for every team to customers nationwide;

•	XM announced complete coverage of the Live Earth concerts, totaling nearly 100 hours of programming across multiple channels;

•

XM unveiled the nation’s first radio channel dedicated to a presidential election: “P.O.T.U.S. ‘08.” The channel will formally launch in September with 24-hour coverage of the 2008 presidential campaign. As a public service XM will provide the channel for free on all XM radios;

•

XM expanded its college sports line-up with the addition of the Big 12, making XM the official satellite radio network for all six power conferences: ACC, Big East, Big Ten, Big 12, Pac-10, and SEC. XM also signed an agreement with FOX Sports to become the official satellite radio network of the Bowl Championship Series (BCS) National Championship Game and other BCS Bowl games; and

•	XM and the National Hockey League announced that XM would become the official satellite radio network of the NHL in the U.S. and Canada starting July 1.

Pending Merger with Sirius Satellite Radio

The regulatory review process for XM’s merger with Sirius continues to move forward with the recent completion of the Federal Communications Commission’s (FCC) 45-day initial public comment and reply period. More than 4,000 comments were filed in favor of the merger from individuals as well as from many prestigious organizations and businesses. The volume, diversity and strength of the public comments filed with the FCC during this period demonstrated persuasively that the merger is in the public interest and should be approved.

On July 24, 2007, XM and SIRIUS filed their joint reply comments with the FCC. The filing included detailed programming and pricing plans, including “best of,” “family friendly,” and “a la carte” packages that will give consumers more choice and better pricing options.

XM and Sirius announced their agreement to combine in a tax-free, all-stock merger on February 19, 2007. The companies filed their Merger Agreement with the Securities and Exchange Commission on February 21, 2007. Under the terms of the agreement, XM shareholders will receive a fixed exchange ratio of 4.6 shares of Sirius common stock for each share of XM. XM and Sirius shareholders will each own approximately 50 percent of the combined company.

The transaction is subject to approval by both companies’ shareholders, the satisfaction of customary closing conditions and regulatory review and approvals, including antitrust agencies and the FCC. The companies anticipate the merger will close in late 2007.

Additional details about the merger are available at www.xmmerger.com.

Webcast and Conference Call Information

Gary Parsons, chairman, Hugh Panero, chief executive officer, and Nate Davis, president and chief operating officer, will host an earnings conference call to discuss XM Satellite Radio’s 2007 second quarter results today, Thursday, July 26, at 10:00 AM Eastern Time. Prior to the call, you can access XM Radio’s second quarter 2007 results on the Company’s website at http://www.xmradio.com/. To listen to the conference call via telephone, please call one of the following numbers approximately 10 minutes prior to the planned start of the call:

Call-in number: (877) 265-5808

Local call-in number: (706) 679-7931

Conference ID#: 6562974

The conference call can also be accessed through a live webcast on the Company’s website at http://www.xmradio.com/ (click on “Investor Info” link at the bottom of the page). The webcast of the call will also be archived on the Company’s Web site.

A replay of the conference call will be available after 11:30 a.m. ET on Thursday, July 26, 2007 until October 26, 2007 via the following numbers:

Playback Numbers: (800) 642-1687

Local playback number: (706) 645-9291

Conference ID#: 6562974

About XM

XM is America’s number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to XM Satellite Radio Holdings Inc. (“XM”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Among the significant factors that could cause our actual results to differ materially from those expressed are: our pending merger with SIRIUS Satellite Radio Inc. (“SIRIUS”), including related uncertainties and risks and the impact on our business if the merger is not completed; any events which affect the useful life of our satellites; our dependence upon third parties, including manufacturers of XM radios, retailers, automakers and programming providers; and our competitive position versus other audio entertainment providers.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of XM and SIRIUS. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months ended June 30,		Six Months ended June 30,
(in thousands, except share and per share data)	2007	2006	2007	2006
Revenue:
Subscription	$245,778	$202,165	$482,264	$390,267
Activation	4,766	3,942	9,419	7,521
Merchandise	5,658	4,928	10,955	8,479
Net ad sales	10,153	8,982	17,631	15,500
Other	10,921	7,869	21,118	14,085

Total revenue	277,276	227,886	541,387	435,852

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	49,723	37,923	97,149	72,200
Customer care & billing operations (1)	30,749	26,395	58,677	48,850
Cost of merchandise	12,694	10,254	30,970	18,247
Ad sales (1)	5,480	4,460	8,866	7,815
Satellite & terrestrial (1)	13,472	11,571	27,354	24,620
Broadcast & operations:
Broadcast (1)	6,885	5,169	13,429	11,022
Operations (1)	9,683	8,805	19,399	17,692

Total broadcast & operations	16,568	13,974	32,828	28,714
Programming & content (1)	41,827	42,253	85,779	79,896

Total cost of revenue	170,513	146,830	341,623	280,342
Research & development (excludes depreciation & amortization, shown below) (1)	8,159	8,518	15,469	19,499
General & administrative (excludes depreciation & amortization, shown below) (1)	35,869	18,672	70,053	36,301
Marketing (excludes depreciation & amortization, shown below):
Retention & support (1)	10,618	7,443	20,374	15,490
Subsidies & distribution	63,855	56,696	107,457	112,169
Advertising & marketing	43,244	42,096	76,053	76,022

Marketing	117,717	106,235	203,884	203,681
Amortization of GM liability	6,504	7,440	13,008	16,753

Total marketing	124,221	113,675	216,892	220,434
Depreciation & amortization	46,506	41,847	93,387	81,729

Total operating expenses (1)	385,268	329,542	737,424	638,305

Operating loss	(107,992)	(101,656)	(196,037)	(202,453)
Other income (expense):
Interest income	4,238	6,376	7,781	12,949
Interest expense	(32,423)	(29,317)	(60,032)	(62,553)
Loss from de-leveraging transactions	—	(82,345)	(2,965)	(100,724)
Loss from impairment of investments	(35,824)	(18,926)	(35,824)	(18,926)
Equity in net loss of affiliate	(2,752)	(4,206)	(8,177)	(13,090)
Minority interest	(3,266)	—	(4,962)	—
Other income (expense)	413	(212)	856	4,422

Net loss before income taxes	(177,606)	(230,286)	(299,360)	(380,375)
Benefit from deferred income taxes	1,859	1,177	1,175	2,045

Net loss	(175,747)	(229,109)	(298,185)	(378,330)

8.25% Series B and C preferred stock dividend requirement	—	(1,814)	—	(3,963)
8.25% Series B preferred stock retirement loss	—	(755)	—	(755)

Net loss attributable to common stockholders	$(175,747)	$(231,678)	$(298,185)	$(383,048)

Net loss per common share - basic and diluted	$(0.57)	$(0.87)	$(0.97)	$(1.47)
Weighted average shares used in computing net loss per common share - basic and diluted	306,425,375	266,098,554	306,154,565	259,866,408

Reconciliation of Net loss to Adjusted operating loss:
Net loss as reported	$(175,747)	$(229,109)	$(298,185)	$(378,330)
Add back Net loss items excluded from Adjusted operating loss:
Interest income	(4,238)	(6,376)	(7,781)	(12,949)
Interest expense	32,423	29,317	60,032	62,553
Benefit from deferred income taxes	(1,859)	(1,177)	(1,175)	(2,045)
Loss from de-leveraging transactions	—	82,345	2,965	100,724
Loss from impairment of investments	35,824	18,926	35,824	18,926
Equity in net loss of affiliate	2,752	4,206	8,177	13,090
Minority interest	3,266	—	4,962	—
Other (income) expense	(413)	212	(856)	(4,422)

Operating loss	(107,992)	(101,656)	(196,037)	(202,453)
Depreciation & amortization	46,506	41,847	93,387	81,729
Stock-based compensation (1)	14,080	13,914	28,211	25,975

Adjusted operating loss (2)	$(47,406)	$(45,895)	$(74,439)	$(94,749)

Footnotes:

(1)	These captions include non-cash stock-based compensation expense as follows:

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
(in thousands)
Customer care & billing operations	$497	$268	$937	$354
Ad sales	460	520	816	948
Satellite & terrestrial	491	511	1,010	972
Broadcast	606	577	1,206	1,058
Operations	351	419	729	1,002
Programming & content	2,061	2,126	4,227	4,018
Research & development	1,716	1,780	3,442	3,237
General & administrative	5,829	6,017	11,878	11,078
Retention & support	2,069	1,696	3,966	3,308

Total stock-based compensation	$14,080	$13,914	$28,211	$25,975

(2)	Adjusted operating loss (formerly Adjusted EBITDA) is net loss before interest income, interest expense, income taxes, depreciation and amortization, loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliate, minority interest, other income (expense) and stock-based compensation. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe Adjusted operating loss is a useful measure of our operating performance and improves comparability between periods. Adjusted operating loss is a significant basis used by management to measure our success in acquiring, retaining and servicing subscribers because we believe this measure provides insight into our ability to grow revenues in a cost-effective manner. We believe Adjusted operating loss is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performances and value of our company and similar companies in our industry.

Because we have funded the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. We believe Adjusted operating loss provides helpful information about the operating performance of our business apart from the expenses associated with our physical plant or capital structure. We believe it is appropriate to exclude depreciation, amortization and interest expense due to the variability of the timing of capital expenditures, estimated useful lives and fluctuation in interest rates. We exclude income taxes due to our tax losses and timing differences, so that certain periods will reflect a tax benefit, while others an expense, neither of which is reflective of our operating results. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to compare our core operating results with those of similar companies in our industry.

Equity in net loss of affiliate represents our share of losses in a non-US affiliate in a similar business and over which we exercise significant influence, but do not control. Management believes it is appropriate to exclude this loss when evaluating the performance of our own operations. Additionally, we exclude loss from de-leveraging transactions, loss from impairment of investments, minority interest and other income (expense) because these items represent activity outside of our core business operations and can distort period to period comparisons of operating performance.

There are limitations associated with the use of Adjusted operating loss in evaluating our company compared with net loss, which reflects overall financial performance. Adjusted operating loss does not reflect the impact on our financial results of (1) interest income, (2) interest expense, (3) income taxes, (4) depreciation and amortization, (5) loss from de-leveraging transactions, (6) loss from impairment of investments, (7) equity in net loss of affiliate, (8) minority interest, (9) other income (expense) and (10) stock-based compensation, which are included in the computation of net loss. Users that wish to compare and evaluate our company based on our net loss should refer to our unaudited Condensed Consolidated Statements of Operations. Adjusted operating loss does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In addition, our measure of Adjusted operating loss may not be comparable to similarly titled measures of other companies.

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
	June 30, 2007	December 31, 2006
(in thousands)	(unaudited)
SELECTED BALANCE SHEET DATA
Cash and cash equivalents (1)	$275,392	$218,216
Restricted investments	196	2,098
System under construction	142,935	126,049
Property and equipment, net	774,185	849,662
DARS license	141,387	141,387
Investments	44,650	80,592
Total assets (2)	1,812,958	1,840,618
Total subscriber deferred revenue	479,147	427,193
Total deferred income	137,591	140,695
Long-term debt, net of current portion	1,476,720	1,286,179
Total liabilities (2)	2,410,157	2,238,498
Stockholders’ deficit (2) (3)	(659,861)	(397,880)

	Three Months ended June 30,
	2007	2006
SELECTED OPERATING METRICS
Subscriber Data (in thousands, except percentages):
OEM and Rental Car Company Gross Subscriber Additions	618	518
Aftermarket and Data Gross Subscriber Additions	323	409

Total Gross Subscriber Additions (4)	942	926

OEM and Rental Car Company Net Subscriber Additions	295	230
Aftermarket and Data Net Subscriber Additions	43	168

Total Net Subscriber Additions (5)	338	398

Conversion Rate (6)	52.7%	54.5%
Churn Rate (7)	1.84%	1.83%

Aftermarket Subscribers	4,476	4,046
OEM Subscribers	3,047	2,212
Subscribers in OEM Promotional Periods	649	573
XM Activated Vehicles with Rental Car Companies	40	42
Data Services Subscribers	40	27

Total Ending Subscribers (8)	8,252	6,900

Percentage of Ending Subscribers on Annual and Multi-Year Plans (9)	43.6%	42.3%
Percentage of Ending Subscribers on Family Plans (9)	23.5%	20.7%

Revenue Data (monthly average):
Subscription Revenue per Aftermarket, OEM & Other Subscriber	$10.37	$10.38
Subscription Revenue per Subscriber in OEM Promotional Periods	$6.18	$6.29
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$7.07	$5.55
Subscription Revenue per Subscriber of Data Services	$33.96	$29.93

Average Monthly Subscription Revenue per Subscriber (“ARPU”) (10)	$10.15	$10.08
Net Ad Sales Revenue per Subscriber (11)	$0.42	$0.45
Activation, Equipment and Other Revenue per Subscriber	$0.88	$0.83

Total Revenue per Subscriber	$11.45	$11.36

Expense Data:
Subscriber Acquisition Costs (“SAC”) (12)	$75	$67
Cost Per Gross Addition (“CPGA”) (13)	$121	$112

(Certain totals may not add due to the effects of rounding)

Footnotes:

(1)	In addition to the Cash and cash equivalents available to the Company, the Company has a $250 million credit facility with a group of banks and a $150 million credit facility with GM.
(2)	Total assets does not equal Total liabilities plus Stockholders’ deficit because of minority interest, which is not included in this table.
(3)	We have not declared or paid any dividends on our Class A common stock since our date of inception.
(4)	Gross Subscriber Additions are paying subscribers newly activated in the reporting period. OEM subscribers include both newly activated promotional and non-promotional subscribers.
(5)	Net Subscriber Additions represent the total net incremental paying subscribers added during the period (Gross Subscriber Additions less Disconnects).
(6)	We measure the success of our OEM promotional programs based on the percentage of new promotional subscribers that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate”.
(7)	Churn Rate represents the percentage of self-paying Aftermarket, OEM & Other Subscribers who discontinued service during the period divided by the monthly weighted average ending subscribers. Churn Rate does not include OEM promotional period deactivations or deactivations resulting from the change-out of XM-enabled rental car activity.
(8)	Subscribers are those who are receiving and have agreed to pay for our service, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Aftermarket subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who receive a fixed period of XM service where XM receives revenue from the OEM for the trial period following the initial purchase or lease of the vehicle. In situations where XM receives no revenue from the OEM during the trial period, the subscriber is not included in XM’s subscriber count. At the time of sale, some vehicle owners receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives but XM does not include these vehicles in their subscriber count. XM’s OEM partners generally indicate the inclusion of three months free of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM has entered into marketing arrangements which govern the rate which XM receives for providing audio service on certain rental fleet vehicles. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service, stand-alone XM Radio Online service and stand-alone NavTraffic service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month. Stand-alone NavTraffic service is $9.95 per month.
(9)	XM receives a range of $9.99 — $11.87 per month for its audio service for annual and multi-year plans and $6.99 per month for a family plan.
(10)	Subscription Revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.
(11)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM system, including barter recorded at fair value, net of agency commissions.
(12)	SAC — As noted in our Form 10-K for the year ended December 31, 2006, we have revised our calculation of SAC to allow for the direct calculation of this metric using certain line items from our Results of Operations and Key Metrics tables. Subscriber acquisition costs include Subsidies & distribution and the negative gross profit on merchandise revenue. Subscriber acquisition costs are divided by gross additions to calculate what we refer to as “SAC.” The previously reported amount under the prior definition for the three months ended June 30, 2006 was $64.
(13)	CPGA — As noted in our Form 10-K for the year ended December 31, 2006, we have revised our calculation of CPGA to allow for the direct calculation of this metric using certain line items from our Results of Operations and Key Metrics tables. CPGA costs include the amounts in SAC, as well as Advertising & marketing. These costs are divided by the gross additions for the period to calculate CPGA. CPGA costs do not include marketing staff (included in Retention & support) or the amortization of the GM guaranteed payments (included in Amortization of GM liability). The previously reported amount under the prior definition for the three months ended June 30, 2006 was $112.